                               SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a) of the Securities Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the Appropriate box:
[x] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[ ] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to 14a-11(c) or 14a-12

                      BODDIE-NOELL PROPERTIES, INC.
             (Name of Registrant  as Specified In Its Charter)
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).
[ ] Fee computed per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1)     Title of each class of securities to which transaction applies:

    2)     Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4)     Proposed maximum aggregate value of transaction:

    5)     Total fee paid:

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)     Amount Previously Paid:

   2)     Form, Schedule or Registration Statement No.:

   3)     Filing Party:

   4)     Date Filed:

                     BODDIE-NOELL PROPERTIES, INC.


                                                               May 25, 1995



Fellow Shareholders:

     You are cordially invited to attend the annual meeting of shareholders of Boddie-Noell Properties, Inc. (the "Company"), to be held at the Omni Hotel, 222 East Third Street in Charlotte, North
Carolina, on Thursday, June 29, 1995 at 10:00 a.m. The business to be conducted at the meeting is set forth in the formal notice that follows.

     Management and the Board of Directors of the Company strongly recommend that you vote FOR each of the proposals to be voted upon at the annual meeting as set forth in the formal notice and Proxy Statement that follows.

     The Company relies on all shareholders to promptly execute and return their proxies in order to avoid costly proxy solicitation. Accordingly, please complete, date and sign the enclosed proxy and return it promptly in the enclosed envelope (which requires no postage if mailed in the United States). If you attend the annual meeting, as we hope you do, you may withdraw your proxy at the meeting and vote your shares in person from the floor. Your vote is important.

                                   Sincerely,

                                   BODDIE-NOELL PROPERTIES, INC.


                                   D. Scott Wilkerson
                                   President and Chief Executive Officer



3710 One First Union Center  Charlotte, North Carolina 28202  (704) 333-1367

                            Preliminary Proxy
                       BODDIE-NOELL PROPERTIES, INC.
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         to be held June 29, 1995



TO THE SHAREHOLDERS OF BODDIE-NOELL PROPERTIES, INC.

     NOTICE is hereby given that an Annual Meeting (the "Meeting") of shareholders of Boddie-Noell Properties, Inc. (the "Company"), whose principal executive offices are located at 3710 One First Union Center, Charlotte, North Carolina 28202, will be held on June 29, 1995, at 10:00 a.m. at the Omni Hotel, 222 East Third Street, Charlotte, North Carolina 28202 for the following purposes:

     1.   To elect five directors.

     2. To grant the Company's Board of Directors the authority to reorganize the Company through the transfer of all of its assets and liabilities to an umbrella partnership (an "UPREIT"), which the Company would initially own substantially all of the economic interest of and would control as the sole general partner.

     3. To amend the Certificate of Incorporation to (i) authorize the issuance of 10 million shares of preferred stock (the "Preferred Stock"), issuable in series the characteristics of which would be set by the Board of Directors, and (ii) increase the number of shares of common stock that the Company has authority to issue from 10 million to 100 million shares.

     4. To amend the bylaws to eliminate the restriction on the issuance of redeemable equity securities.

     5. To amend the bylaws to eliminate Section 3.12 thereof, which imposes various restrictions on the Company's investments, security issuances and borrowings.

     6. To approve issuances of Preferred Stock or other securities convertible into Common Stock in connection with acquisitions resulting in a person or group becoming the beneficial owner of twenty percent of the Company's outstanding common stock.

     7. To transact such other business that may properly come before the Meeting or any adjournment or adjournments thereof.

     Pursuant to the Delaware General Corporation Law and provisions of the Company's bylaws, May 15, 1995 has been fixed as the record date for determination of the shareholders entitled to notice of and to vote at the Meeting, and accordingly, only such persons as are holders of record of common stock at the close of business on such date will be entitled to notice of and to vote at such meeting and any adjournments thereof.

     You are invited to attend this Meeting. In the event you are unable to attend, please sign, date and return the accompanying proxy promptly so that your shares may be represented and voted at the Meeting. If you desire to vote at the Meeting in person, you may revoke your proxy at that time. In the meantime, the prompt return of your proxy, properly dated and signed, will ensure the presence of a quorum at the Meeting. A return envelope is enclosed for your convenience.

     By order of the Board of Directors.

                                   Philip S. Payne
                                   Executive Vice President and Chief
                                   Financial Officer Date: May 25, 1995



              YOUR PROXY IS IMPORTANT, PLEASE VOTE PROMPTLY.

                             Preliminary Proxy
                       BODDIE-NOELL PROPERTIES, INC.

            PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                         to be held June 29, 1995



     The following proxy statement is furnished to the shareholders of Boddie-Noell Properties, Inc. (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at an annual meeting of shareholders (the "Meeting") of the Company for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The Meeting will be held Thursday, June 29, 1995 at 10:00 a.m. eastern daylight savings time at the Omni Hotel, 222 East Third Street, Charlotte, North Carolina. The Company's principal executive offices are located at 3710 One First Union Center, Charlotte, North Carolina, 28202. The Company's telephone number is (704) 333-1367. It is anticipated that the proxy, Proxy Statement and Notice of Annual Meeting of Shareholders will be mailed to shareholders on May 25, 1995.

     All costs of solicitation will be borne by the Company. In addition to the use of mails, proxies may be solicited by personal interview, telephone or telegraph, by directors or officers of the Company and certain independent solicitation agents as discussed below.

     The Company has retained Corporate Communications, Inc., Depository Trust Company, Independent Election Corporation of America, and First Union National Bank (collectively, the "Consultants") to assist in the process of identifying and contacting shareholders for the purpose of soliciting proxies. The entire expense of engaging the services of the Consultants to assist in proxy solicitation is projected to be $3,500 in fees paid to them, exclusive of certain other fees paid to First Union National Bank in connection with the operation of the Meeting.

     Any shareholder giving a proxy has the right to revoke it at any time before it is exercised by giving notice of such revocation in writing or by telegraph to the Company prior to the date of the Meeting or by attending the Meeting and requesting such revocation. Consequently, execution of the proxy will not in any way affect a shareholder's right to attend the Meeting, revoke his or her proxy, and vote in person.

     Shares represented by proxies in the form enclosed, if such proxies are properly executed and returned and not revoked, will be voted as specified. Where no specification is made on a properly executed and returned proxy, the shares will be voted FOR each of the proposals to be voted upon at the Meeting as set forth in the formal notice attached and as described in this Proxy Statement.

     Holders of record of shares of common Stock (the "Common Stock") of the Company as of the close of business on the record date, May 15, 1995, are entitled to receive notice of, and to vote at, the Meeting.
At the close of business on May 15, 1995, 2,990,990 shares of Common stock were issued and outstanding. A shareholder of record on the record date is entitled to one vote for each share then held. The holders, present in person or by proxy, of a majority of the total number of outstanding shares of the Common Stock entitled to vote at the Meeting will constitute a quorum.

     Shares represented by proxies that reflect abstention or "broker non-votes" (i.e. shares held by a broker or nominee that are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the voting shares of Common Stock present and entitled to vote, in person or by proxy, at the Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the most votes. The affirmative vote of a majority of the shares of Common Stock outstanding is required to authorize the Company to reorganize itself as an UPREIT and to approve the amendment to the Company's Certificate of Incorporation; therefore, abstentions and broker non-votes will have the same effect as votes against such proposals. Other proposals to come before the Meeting require the approval of a majority of the shares of Common Stock present and entitled to vote on such proposals. Abstentions as to such proposals will have the same effect as votes against such proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such proposals.

                               PROPOSAL ONE:

                           ELECTION OF DIRECTORS

     Pursuant to the Certificate of Incorporation and Article III of the Company's bylaws, the Board of Directors consists of five directors, whose terms of office expire annually. At each annual meeting the shareholders shall elect directors to hold office until the next annual meeting. Those directors whose terms expire at the 1995 annual meeting of shareholders, or until their successors are elected and qualified, are B. Mayo Boddie, Nicholas B. Boddie, James B. Powers, William H. Stanley and Richard A. Urquhart, Jr., all of whom have been nominated for election at the Meeting as directors to hold office until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified.

     The Board of Directors of the Company recommends a vote FOR B. Mayo Boddie, Nicholas B. Boddie, James B. Powers, William H. Stanley and Robert A. Urquhart, Jr. as directors to hold office until the 1996 Annual Meeting of Shareholders and until their successors are elected and qualified. Should any of these persons become unable to accept nomination or election, which management has no reason to expect, it is the intention of the persons appointed as proxy agents in the enclosed proxy to vote for the substitute in each case.

     The names of the five persons nominated for election to the Board of Directors, their principal occupations or employment, and certain other information with respect to each of them are set forth below. All of the individuals named below have been directors of the Company since its formation in 1987.

     Mr. B. Mayo Boddie (age 65) is Chairman of the Board of Directors of the Company and was formerly its Chief Executive Officer. Mr. Boddie was a co-founder of Boddie-Noell Enterprises ("BNE") in 1961 and is currently Chairman of the Board and Chief Executive Officer of BNE. Mr. Boddie serves as a director of First Union National Bank of North Carolina and Factory Stores of America. B. Mayo Boddie is the brother of Nicholas B. Boddie.

     Mr. Nicholas B. Boddie (age 67) is Vice Chairman of the Board of Directors of the Company. Mr. Boddie was a co-founder of BNE in 1961 and is currently Vice Chairman and a director of BNE. Nicholas B. Boddie is the brother of B. Mayo Boddie.

     Mr. James B. Powers (age 70) was Chairman of the Board of Directors and Chief Executive Officer of The Planters Corporation and The Planters National Bank and Trust Company in Rocky Mount, North Carolina from 1984 to 1989. Prior to his election as Chief Executive Officer in 1984, he served as President for 10 years. Planters National Bank and Peoples Bank merged in 1990 to form Centura Bank and Trust Company.

     Mr. William H. Stanley (age 70) was Chairman of the Board of
Directors of Peoples Bank and Trust Company in Rocky Mount, North
Carolina from 1975 to 1985 and Chairman of the Board and Chief Executive Officer of Peoples Bancorporation from 1982 to 1985. Mr. Stanley is also a director of Rocky Mount Mills.

     Mr. Richard A. Urquhart, Jr. (age 76), a retired certified public accountant, was a partner in the public accounting firm of KMPG Peat Marwick from 1965 to 1979. From 1965 to 1988, Mr. Urquhart was a trustee of Rex Hospital, Raleigh, North Carolina and was the Chairman of the Board of Trustees at the time of his retirement. From 1984 to 1992, Mr. Urquhart was a director of Golden Corral Realty Corporation, a qualified real estate investment trust.

     Mr. Powers, Mr. Stanley and Mr. Urquhart are, and are standing for re-election as, independent directors of the Company. Under the Company's Certificate of Incorporation, a majority of the directors must be independent.

Committees of the Board of Directors; Meetings

     The Audit Committee consists of Messrs. Powers, Stanley and
Urquhart. The committee recommends to the Board of Directors the engagement of the independent public accountants of the Company and reviews with the independent public accountants the scope and results of the Company's audits and the Company's internal accounting controls. During 1994, the Audit Committee held one meeting. Mr. Stanley serves as Chairman of the Audit Committee.

     The Board of Directors has established a Compensation Committee to administer the Company's executive compensation plan. The Compensation Committee consists of the Company's three independent directors and Douglas E. Anderson, who is a non-compensated officer of the Company. The Compensation Committee did not meet in 1994.

     The Board of Directors met nine times during the year ended
     December 31, 1994.

Compensation of Directors

     During the year ended December 31, 1994, Mr. James B. Powers, Mr. William H. Stanley and Mr. Richard A. Urquhart, Jr. were paid $7,500 each for serving on the Board of Directors, plus a fee of $750 for each of nine Board meetings attended in person during the period. Mr. B. Mayo Boddie and Mr. Nicholas B. Boddie did not receive any compensation.

     On April 18, 1995, the Board of Directors approved an increase in the fees payable to Independent Directors. Under the new fee schedule, each Independent Director will receive $10,000 for serving on the Board of Directors during 1995, as well as $800 per meeting attended. Independent Directors will also be paid $500 for each committee meeting attended unless it is held on the same day as a regular board meeting in which case the compensation will be $100. B. Mayo Boddie and Nicholas
B. Boddie will receive no compensation.

                            EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of the Company as of December 31, 1994:


     Name             Age            Position                                 Officer Since


D. Scott Wilkerson    37   President, Chief Executive Officer                 October 1994
Philip S. Payne       43   Executive Vice President, Chief Financial Officer  October 1994
Douglas E. Anderson   47   Vice President, Secretary                          1987
W. Craig Worthy       42   Vice President, Treasurer                          1987
Lisa K. McCourt       31   Vice President, Property Management Services       October 1994
Pamela B. Novak       41   Vice President, Controller                         October 1994

     Set forth below is a summary of the business experience of the executive officers of the Company:

     D. Scott Wilkerson - President and Chief Executive Officer. From 1980 to 1986, Mr. Wilkerson was with Arthur Andersen LLP, Charlotte, North Carolina, serving as Tax Manager from 1985 to 1986. His specialization was in the representation of real estate syndicators, developers and management companies. He joined BT Venture Corporation ("BTVC") in 1987 and served in various officer level positions, including vice president of administration and finance and vice president for acquisitions and development before becoming president in January 1994. Mr. Wilkerson received a B.S. degree in accounting from the University of North Carolina at Charlotte in 1980. He is a C.P.A. and licensed real estate broker. He has been active in various professional, civic and charitable activities.

     Philip S. Payne - Executive Vice President and Chief Financial Officer. Mr. Payne joined BTVC in 1990 as vice president of capital market activities and became executive vice president and chief financial officer in January 1993. From 1987 to 1990 he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987 he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law. He received a B.S. degree from the College of William and Mary in 1973 and a J.D. degree in 1978 from the same institution.

     Douglas E. Anderson - Vice President and Secretary. Mr. Anderson has served as vice president and secretary of the Company since its inception in 1987. He has been with BNE since 1977 and is currently a director, executive vice president and secretary of BNE, primarily responsible for supervising financial and other administrative activities. Mr. Anderson is also president of BNE Land and Development Company, the real estate development division of BNE. He serves as a director of Wachovia Bank of Rocky Mount, North Carolina, the Educational Foundation of the University of North Carolina and is a former director of Golden Corral Realty Corporation. He received a B.S. degree in accounting from the University of North Carolina at Chapel Hill in 1970.

     W. Craig Worthy - Vice President and Treasurer. Mr. Worthy has served as vice president and treasurer of the Company since its inception in 1987. He is a certified public accountant and has been employed by BNE since 1979. Mr. Worthy is currently senior vice president and chief financial officer of BNE. He serves as a director of First Union Bank of Rocky Mount, North Carolina. He received a B.A. degree from the University of Virginia in 1974 and a Master of Accountancy and of Business Administration from the University of South Carolina in 1977.

     Lisa K. McCourt - Vice President, Property Management Services. Ms. McCourt became vice president of property management of BTVC in 1993. She joined BTVC in 1989 as a community manager and was promoted to regional property manager and oversaw all apartment and shopping center operations in the Raleigh-Durham-Chapel Hill area of North Carolina and Virginia Beach, Virginia. Prior to joining the Company, she worked for eight years in property management with fee-managed properties for Boyd & Hassell Property Management Company.

     Pamela B. Novak - Vice President and Controller. A certified public accountant, Ms. Novak joined BTVC in 1993 as controller. From 1984 to 1993, she was employed by Ernst & Young as an audit manager. She received a B.S. in accounting from the University of North Carolina at Charlotte in 1984.

                          EXECUTIVE COMPENSATION



     The following table sets forth certain information concerning compensation paid to Messrs. B. Mayo Boddie and D. Scott Wilkerson (the "Named Executive Officers") for the year ended December 31, 1994:

                        Summary Compensation Table



                                                                                       Long-Term
                                               Annual Compensation                    Compensation
                                                                         All Other
Name and Principal Position                 Year     Salary     Bonus   Compensation   Options(#)

B. Mayo Boddie, Chief  Executive Officer(1) 1994      ---        ---         ---          ---
                                            1993      ---        ---         ---          ---
                                            1992      ---        ---         ---          ---

D. Scott Wilkerson, President(2)            1994    $27,692(3)   ---         ---        50,000(4)


(1)  Mr. Boddie received no compensation from the Company.
(2)  Mr. Wilkerson was named Chief Executive Officer of the Company in April
     1995.
(3)  Mr. Wilkerson's base salary on an annualized basis is $120,000.
(4) These options will vest in four equal annual installments commencing October 1995.


     The following tables set forth certain information with respect to options granted in 1994 to the Named Executive Officers:

                    Options Grants in Fiscal Year 1994




                                                                                           Potential Realizable
                                                                                             Value at Assumed
                                                                                        Annual Rates of Stock Price
                                                                                               Appreciation
                                                                                            for Option Term(2)
                                   Percent of Total
                                  Options Granted         Exercise
                  Options           to Employee             Price         Expiration
Name              Granted(1)        in Fiscal Year        Per Share           Date            5%        10%
B. Mayo Boddie(3)    ---                 ---                 ---               ---           ---        ---

D. Scott Wilkerson  50,000              31.3%               $13.75         October 2004   $432,365  $1,095,698

(1) These options will vest in four equal annual installments commencing October 1995.
(2) Realizable values have been reduced by the $13.75 per share option exercise price that the optionee will be required to pay to the Company in order to exercise the options.
(3)  Mr. Boddie received no compensation from the Company.

                      FISCAL-YEAR END OPTION VALUE



                                      Number of Securities Underlying         Value of Unexercised in-the-Money
                                  Unexercised Options at Fiscal Year-End(#)     Options at Fiscal Year-End($)
Name                                      Exercisable/Unexercisable              Exercisable/Unexercisable(1)

B. Mayo Boddie                                    ---/---                               $---/---

D. Scott Wilkerson                               ---/50,000                             $---/---


(1) Based on a closing price of $12.50 per share of Common Stock on December 31, 1994.

Employment Contracts

     Mr. Wilkerson entered into a three-year employment contract with the Company in 1994. This contract provides for annual compensation of $120,000. The contract includes provisions restricting competition with the Company during employment and, except in certain circumstances, for a limited period of time after termination of employment. Under the employment contact, Mr. Wilkerson is entitled to his base salary for the later of six months or the remaining period of his contract in the event of a change of control of the Company. If the Company terminates Mr. Wilkerson without cause, his severance payment would equal his base salary for six to twelve months depending on the number of months remaining under his employment contract.

Executive Compensation Committee Interlocks and Insider Participation

     None of the members of the Compensation Committee is or was a paid officer or employee of the Company. One member, Douglas E. Anderson, is Vice President and Secretary of the Company but receives no compensation.

Committee Report on Executive Compensation

     This report is provided by the Management Compensation Committee of the Board of Directors (the "Committee") to assist shareholders in understanding the Committee's objectives and procedures in establishing the compensation of the Company's executive officers.

     The Committee is responsible for establishing and administering the Company's executive compensation plan. It is made up of the Company's three outside directors and Douglas E. Anderson, who is non-compensated officer of the Company.

     Prior to the acquisition of BTVC, the Company had no paid officers or employees. Upon the acquisition of BTVC, the executive officers of BTVC became the executive officers of the Company with the terms and conditions of their employment remaining substantially the same as those that were in place with BTVC.

     The Committee is currently developing a comprehensive compensation plan for its executive officers. The Committee believes that compensation of the Company's executive officers should link rewards to business results and shareholder returns; encourage creation of shareholder value and achievement of strategic objectives; maintain an appropriate balance between base salary and short and long-term incentive opportunity; attract and retain, on a long-term basis, high caliber personnel; and provide total compensation opportunity that is competitive with other REITs, taking into account relative company size and performance as well as individual responsibilities and performance. It is expected that this plan will consist of three key elements: base salary, short-term incentives and long-term incentives.

     Base Salary. Base salary for the Company's executive officers is expected to be in line with that paid by other REITs, taking into account the size of the Company and individual responsibilities and performance, and will be reviewed annually.

     Short-term Incentives. Short-term incentives, generally cash payments, will be based on the attainment of certain targeted performance results. Such targets may include measures such as total shareholder return, reported and operating earnings, funds from operations and cash flow. Actual individual awards will depend on assessments of individual and Company success in meeting the specified targets.

     Long-term Incentives. Long-term incentives may include a variety of incentives including stock options, stock appreciation rights and direct grants of the Company's stock. The Company, with the approval of its shareholders, adopted a Stock Option and Incentive Plan on August 4, 1994. The Company has reserved 280,000 shares of Common Stock for issuance under the plan. On October 17, 1994, options to purchase 160,000 shares at $13.75 per share (the fair market value of the stock on the grant date) were granted to certain executive officers. The options vest in equal annual installments beginning October 1995. The granted options have a ten-year term.

Compensation of D. Scott Wilkerson

     D. Scott Wilkerson became President of the Company on October 1, 1994 and Chief Executive Officer on April 18, 1995. Mr. Wilkerson's employment contract provides for a base salary of $120,000 per year with provision for short- term incentive compensation of up to 50 percent of base salary. For the period October 1, 1994, to December 31, 1994, Mr. Wilkerson received compensation of $27,900. This was comprised entirely of base salary. No short-term incentive compensation was provided. As long-term incentive compensation, Mr. Wilkerson was granted options to purchase 50,000 shares of the Company's stock at $13.75 per share (the fair market value of the stock on the grant date). The options vest in four equal annual installments beginning October 1995 and have a ten-year term.

March 24, 1995
                     Management Compensation Committee

                              James B. Powers
                            William H. Stanley
                         Richard A. Urquhart, Jr.
                            Douglas E. Anderson

     The foregoing report should not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 13, 1995 for (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock, (ii) the president and each director of the Company and (iii) by all directors and executive officers as a group. The address of each individual is c/o 3710 One First Union Center, Charlotte, North Carolina 28202.



                                   Shares Beneficially Owned
Name of Beneficial Owner             Number            Percent

B. Mayo Boddie                     73,551(1)             2.5%

Nicholas B. Boddie                 73,551(1)             2.5

James B. Powers                     3,500                 *

William H. Stanley                  3,000                 *

Richard A. Urquhart, Jr.              100                 *

D. Scott Wilkerson                 39,570                1.3

All directors and executive
officers as a group (11 persons)  405,125(2)            13.5


*    Represents less than 1% of the outstanding Common Stock.
(1) Includes 1,856 shares each to be issued as part of the acquisition of BTVC.
(2)  Includes 89,250 shares owned by Boddie-Noell Enterprises, Inc.
     Savings and Employee Retirement Plan.  Mr. Douglas E. Anderson and
     Mr. W. Craig Worthy, both of whom are executive officers of the Company and Boddie-Noell Enterprises, maintain shared voting control and investment powers with respect to these shares. The address of Boddie-Noell Enterprises, Inc. Savings and Employee Retirement Plan is 1021 Noell Lane, Rocky Mount, North Carolina 27802.

              CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

B. Mayo Boddie and Nicholas B. Boddie

     B. Mayo Boddie, Chairman of the Board of Directors of the Company, is Chairman of the Board of Directors and Chief Executive Officer of BNE. Nicholas B. Boddie is Vice Chairman and director of both the Company and BNE. The Boddies and certain family members are the sole owners of BNE. The Company leases 47 Hardee's restaurant properties to BNE. See "The Company and BNE" below.

     B. Mayo Boddie and Nicholas B. Boddie were Chairman and Vice
Chairman, respectively, directors and sole shareholders of BNE Advisory Group, Inc., an affiliate of BNE. From the inception of the Company until October 1, 1994, BNE Advisory Group was the advisor to the Company. See "The Company and BNE Advisory Group" below.

     The Boddies were the sole shareholders and directors of BTVC. From June 1993 until October 1, 1994, BTVC was the management agent for the Company's apartment properties. On October 1, 1994, the Company acquired BTVC. See "The Company and BTVC" below.

     The Boddies are the sole shareholders and directors of Boddie Investment Company ("BIC"). BIC is the general partner of the various limited partnerships that own nine of the apartment properties and three shopping centers managed on a fee basis by the Company. See "The
Company and BIC" below.

     The Company did not pay the Boddies as directors for their services during the period of 1994 that they were executive officers of the Company.

The Company and BNE

     In 1987, the Company purchased 47 existing Hardee's restaurant properties from BNE Realty Partners, Limited Partnership, an affiliate of BNE, for an aggregate purchase price of $43,243,000, or an average purchase price of $920,000 per property. The restaurants are operated by BNE under franchise agreements with Hardee's Food Systems, Inc. Concurrent with the acquisition of the properties, the properties were leased to BNE under a triple net lease (the "Master Lease"). The Master Lease has a primary term of 15 years, grants BNE three five-year renewal options and provides for rent equal to 9.875 percent of net restaurant sales, subject to a minimum annual rent of eight percent of the purchase price.

     For the period ended December 31, 1994, the Master Lease with BNE resulted in rental income of $5,047,000. Because the Master Lease is a triple net lease, BNE is responsible for all taxes, utilities, insurance, maintenance and alteration expenses relating to the operation of the restaurant properties.

     BNE has extended to the Company an unsecured revolving line of credit of up to $2,000,000. The line of credit bears interest at a floating rate per annum equal to the prime rate of First Union National Bank of North Carolina. During 1994, draws of $1,100,000 were made and repaid. Interest paid under this line in 1994 was $18,000. At December 31, 1994, there were no draws against this line.

     With the acquisition of BTVC in October 1994 the Company assumed a note payable to BNE in the amount of $6,100,000. The note bears interest at a floating rate equal to the 30-day LIBOR rate plus 150 basis points capped at eight percent. Payments are interest only and paid quarterly. The note is due in full on May 1, 1999. During 1994, the Company recorded interest in this note to BNE in the amount of $105,500.

The Company and BNE Advisory Group

     From the inception of the Company until October 1, 1994, BNE Advisory Group, an affiliate of BNE, served as the advisor to the Company. BNE Advisory Group provided administrative services to the Company and managed the day- to-day operations of the Company. In addition, BNE Advisory Group provided executive and administrative personnel and office space for such personnel to the Company. As compensation for such services, the Company agreed to pay BNE Advisory Group an annual fee equal to 4.65 percent of the Company's net cash available from operations.

     During the first three quarters of 1994, the Company paid BNE Advisory Services fees in the amount of $153,000. With the acquisition of BTVC on October 1, 1994, the Company terminated its advisory contract with BNE Advisory Services.

The Company and BIC

     With the acquisition of BTVC, the Company assumed fee management of ten apartment properties and three shopping centers on October 1, 1994. BIC is the general partner of the various limited partnerships that own nine apartment properties and three shopping centers managed by the Company. For its management, services the Company receives certain property management and administrative fees (generally five percent of apartment revenues collected and three percent of shopping center revenues collected) from those limited partnerships. In addition, the Company receives reimbursement for certain expenses. For the period of October 1, 1994 to December 31, 1994, the Company received management fees of $276,000 and expense reimbursement of $39,000.

     With the acquisition of BTVC, the Company assumed a note payable to BIC in the amount of $956,000. The note bears interest at a floating rate equal to the 30-day LIBOR rate plus 150 basis points capped at eight percent. Payments are interest only and paid quarterly. The note is due in full on May 1, 1999. During 1994, the Company recorded interest on this note to BIC in the amount of $16,900.

The Company and BTVC

     Prior to the acquisition of BTVC on October 1, 1994, the Company contracted with BTVC to provide management services for its two apartment properties, Paces Commons and Oakbrook. Under the management agreement, BTVC was responsible for the leasing, maintenance, rent collection, property accounting and day-to-day operations of these properties. As compensation for these services, the Company agreed to pay a management fee equal to five percent of the rental and other revenue collected and to reimburse BTVC for certain expenses. For the first three quarters of 1994, the Company paid BTVC property management fees of $112,000 and expense reimbursements of $23,000. With the acquisition of BTVC on October 1, 1994, the Company began to manage its own properties.

     BTVC was an integrated real estate management, development and acquisition Company that owned one apartment property and managed an additional 12 apartment communities, including two owned by the Company, and three shopping centers. As result of the acquisition, the Company succeeded to BTVC's third-party management business. The acquisition of BTVC was made pursuant to a Proxy Statement, which was filed with the Securities and Exchange Commission on June 15, 1994. The acquisition was approved by the Company's shareholders at its Annual Meeting on August 4, 1994, and was also approved by the Company's debt holders.

     B. Mayo Boddie and Nicholas B. Boddie were the sole shareholders of BTVC. As a result of the acquisition, the Boddies received substantial compensation comprised of cash, shares of the Company's common stock and relief from certain debt and contractual and contingent obligations. In addition, they are entitled to receive additional shares of the Common Stock in the event the Company meets certain performance standards.

     The contract purchase price for BTVC was $23,112,000 (the "Initial Consideration"). The Initial Consideration was paid by the Company as follows: (i) $91,000 in cash; (ii) assumption of $21,251,000 in indebtedness and other liabilities (including the current liability for outstanding accounts payable, accrued expenses, and tenant security deposits as of September 30, 1994); and (iii) 134,610 shares of Common Stock valued at $1,899,000 (value based on a price of $14.1125 per share, which was the average closing price for the 20 trading days ending on the third business day prior to the closing of the acquisition).

     The acquisition agreement, provides for additional consideration of up to $1,700,000 if the Company meets or exceeds certain performance standards in the future (the "Additional Consideration"). The Additional Consideration will be payable in shares of Common Stock or cash, at the option of the Company, on a quarterly basis over a period of up to 14 quarters commencing with the quarter ended December 31, 1994. The Additional Consideration is contingent upon the Company generating funds from operations, as adjusted for additional non-cash items such as acquisition expenses and loan cost charge-offs ("Adjusted FFO"), which equals or exceeds certain agreed upon levels. Quarterly targets for Adjusted FFO range from $1,134,000 to $1,264,00 with a total cumulative target of $16,507,000 over the 14-quarter period.

     The performance targets are cumulative. If the Company fails to meet a target in any particular quarter, the Additional Consideration will be deemed to be earned in a subsequent quarter if the cumulative Adjusted FFO meets or exceeds the cumulative Adjusted FFO specified in the schedule. To the extent the issuance of shares of Common Stock to Messrs. Boddie and Boddie as Additional Consideration would cause the Company to become disqualified as a REIT, they will be paid cash in lieu of the shares that would result in the disqualification.

     On October 1, 1994, the Company issued a total of 140,990 shares to Messrs. Boddie and Boddie as part of the Initial Consideration. This number of shares was issued on a preliminary estimate of the outstanding accounts payable, accrued expenses, and tenant security deposits as of September 30, 1994. Upon further review, it was determined that 6,380 shares had been issued in excess of the amount required by the acquisition agreement ("excess shares"). During the fourth quarter of 1994, the Company attained the financial targets specified for Additional Consideration. At December
31, 1994, Messrs. Boddie and Boddie are entitled to Additional Consideration, net of the excess shares previously paid, of $49,647 ($141,667 less the value of excess shares previously issued), to be paid in the form 3,712 shares of Common Stock during the first quarter of 1995.

     Assuming the maximum amount of Additional Consideration is earned and paid, the Company will issue approximately 121,000 additional shares. This would result in total consideration for the acquisition of BTVC, including the assumption of debt and liabilities, of approximately $24,941,000.

                               PROPOSAL TWO:

                        REORGANIZATION AS AN UPREIT


General

     As evidenced by the Company's acquisition of BTVC, the Company is committed to a strategy of changing its emphasis from restaurants to apartment properties. The Company believes that this change in property emphasis will increase the likelihood of shareholders realizing an increase in stock value while receiving a competitive rate of return.
To this end the Company will seek to acquire properties from unaffiliated third parties and some or all of the properties it currently manages for third parties (the "Managed Properties").
Although a decision as to which, if any, of the Managed Properties the Company might target for acquisition has not been made at this time, the Company remains interested in acquiring all or some of these properties, provided they can be obtained at an acceptable price and a beneficial structure for such an acquisition can be found. The Company's ability to acquire additional properties has been hindered as a result of its inability to access sufficient sources of acquisition financing and its high level of debt.

     As a component of its growth strategy, the Company has explored a variety of structures it could use to acquire additional apartment properties, particularly structures that would allow the Company to acquire properties without significant outlays of cash. As a result of this review, the Company has considered the creation of an umbrella partnership (the "Operating Partnership") that would own the Company's properties, including the restaurant properties. In forming the Operating Partnership the Company would contribute all of its properties and other assets and liabilities to the Operating Partnership in exchange for equity interests in the Operating Partnership. Upon formation of the Operating Partnership, the Company would be the sole general partner and a majority limited partner of the Operating Partnership and all of the Company's day-to-day operations would be conducted at the Operating Partnership level. As the sole general partner, the Company would control the operations of the Operating Partnership.

Reasons For Creation Of An Umbrella Partnership

     Management of the Company believes that an umbrella partnership structure, known as an "UPREIT," offers advantages over the Company's current structure. The primary advantage is that the structure would enable the Company to acquire additional multi-family properties through the exchange of limited partnership interests ("Units") in the Operating Partnership for partnership interests of other partnerships that own multi-family properties (such as the Managed Properties) on a tax-deferred basis. By acquiring properties in exchange for Units, the Company could also minimize the amount of cash necessary to acquire additional properties, thereby providing the Company with a means to increase its portfolio at a faster rate. The Company believes that this structure may enable the Company to make more attractive offers to the partners of the Managed Properties (without the need to increase the purchase price), as well as to partners of other non-affiliated
partnerships that own multi-family properties.   While the Board of
Directors has not determined to restructure the Company as an UPREIT at this time, by giving the Company the authority to restructure itself as an UPREIT at the discretion of the Board of Directors, the shareholders will provide the Company with significantly greater flexibility to acquire additional properties at such time as an attractive acquisition opportunity presents itself to the Company.

The Proposal

     The Board of Directors by unanimous vote has adopted resolutions approving and recommending that the shareholders authorize the Board of Directors, at their sole discretion, to reorganize the Company as an UPREIT, if and at such time as the Board determines that such reorganization is in the best interests of the Company.

Proposed Structure of the Company

     If the shareholders approve this proposal and the Board of Directors determine to implement the restructuring, the Company would form the Operating Partnership under the laws of the State of North Carolina and would transfer substantially all of its assets and liabilities to such partnership in exchange for a 1% interest in the Operating Partnership as the sole general partner and an approximately 98.9% interest in the Operating Partnership as a limited partner, representing collectively approximately 99.9% of the economic interest in the partnership. The other approximately 0.1% interest in the partnership would be held by certain officers of the Company to enable the entity to qualify as a limited partnership under North Carolina law. In the event the Company were to acquire additional properties in exchange for Units in the Operating Partnership, the sellers of such properties would become limited partners in the Operating Partnership and the Company's limited partner interest would be reduced proportionately based on the relative value of the sellers' equity in the properties they contributed to the Operating Partnership as compared to the value of the Company's existing assets. The Operating
Partnership's partnership agreement would provide that the Company would always remain as the sole general partner and the majority limited partner of the Operating Partnership. The Operating Partnership would be structured to provide that distributions of cash from the partnership's operations would be allocated between the Company and the other limited partners based upon their respective equity ownership.

     Units received by sellers of properties to the Operating Partnership would generally be exchangeable into shares of Common Stock of the Company on a one-for-one basis upon the request of the holder after one year from receipt or, at the election of the Company, for cash equal to the Units' fair market value. With each redemption of Units for cash or Common Stock, the Company's percentage ownership interest in the Operating Partnership would increase. In addition, whenever the Company issued additional Common Stock, it would be obligated to contribute the net proceeds therefrom to the Operating Partnership and the Operating Partnership would be obligated to issue an equivalent number of Units to the Company.

     The Company currently provides management services for the Managed Properties. Income earned by the Company from these third-party management services is not considered to be "rents from real property" and, thus, may adversely affect the characterization of the Company as a REIT. See "--Federal Income Tax Considerations" for a discussion of the limitations on revenue derived from third-party services. Although the Company's third-party revenues to date have not exceeded the permissible level, the Board of Directors have decided to restructure the Company's third-party management services to alleviate the risk that the Company's third-party revenues may do so in the future. As such, the Company will transfer all of its third-party management contracts to a newly formed taxable subsidiary (the "Management Company") of which 99% of the economic interest would be owned by the Company directly, or through the Operating Partnership if the UPREIT structure if implemented. TO enable the Company to maintain its status as an REIT, the Company will own 100% of the non-voting common stock and 1% of the voting stock of the Management Company (representing 1% of the economic interest) will be owned by officers of the Management Company, who will also be officers of the Company. The shares held by these officers will be subject to a provision in the Management Company's bylaws that will be designed to ensure that such stock will be always be held by an officer of the Management Company. The restructuring of the Company's third- party management business through the creation of the Management Company is not subject to approval by the Company's shareholders nor is it conditioned upon the approval by the shareholders of the UPREIT structure proposal. See "--Federal Income Tax Considerations" for a further discussion of the Management Company.

Comparison of Common Stock and Units

     Conducting the Company's operations through the Operating Partnership allows the potential sellers of properties to defer certain tax consequences by contributing the properties to the Operating Partnership rather than to the Company and also offers favorable methods of accessing capital markets. The restructuring of the Company to an UPREIT would be designed to result in a distribution per Unit equal to a distribution per share of Common Stock. Each Unit would be exchangeable for one share of Common Stock or cash at the option of the Company (subject to certain antidilution adjustments and certain limitations on exchange to preserve the Company's status as a REIT). There are, however, certain differences between the ownership of Common Stock and Units, including:

     Voting Rights. Holders of the Common Stock may elect the Board of Directors of the Company, which as the general partner of the Operating Partnership, controls the business of the Operating Partnership. Unit holders may not elect directors of the Company, or elect or remove the general partner without the consent of the Company.

     Transferability. The publicly held shares of Common Stock of the Company are freely transferable under the Securities Act of 1933 by holders who are not affiliates of the Company. The Units and the shares of Common Stock into which they would be convertible would be subject to transfer restrictions under applicable securities laws and under the partnership agreement, including the required consent of the general partner to the admission of any new limited partner.

Proposed Partnership Agreement of the Operating Partnership

     In the event that the Company's shareholders approve the restructuring of the Company as an UPREIT and that the Company restructures, the Company will become the sole general partner and a limited partner in the Operating Partnership. Following is a summary of the key provisions that are expected to be included in the partnership agreement of the Operating Partnership (the "Operating Partnership Agreement"). The Operating Partnership would be formed under the North Carolina Revised Uniform Limited Partnership Act, as amended.

     Allocation of Distributions, Profits and Losses. The Operating Partnership Agreement will provide that the net operating cash of the Operating Partnership available for distribution, as well as net sales or refinancing proceeds, will be distributed from time to time, as determined by the Company (but not less frequently than quarterly), pro rata in accordance with the partners' percentage interests. Profits and losses for tax purposes will also generally be allocated among the partners in accordance with their percentage interests, subject to compliance with the provisions of Section 704(b) and 704(c) of the Code and the Treasury Regulations thereunder. See "--Federal Income Tax Considerations--Other Tax Considerations."

     Management. As the sole general partner of the Operating Partnership, the Company will generally have the exclusive right, responsibility and discretion in the management and control of the Operating Partnership. The Company will receive no compensation for its services as general partner. The limited partners of the Operating Partnership will generally have no authority to transact business or take any action on behalf of, or make any decision for, the Operating Partnership.

     The Operating Partnership Agreement will provide that the Company shall not, without the consent of a majority of the holders of the Units, engage in any transaction or, in its capacity as the general partner, authorize the Operating Partnership to take any action to amend or terminate the Operating Partnership Agreement other than amendments which do not adversely affect any limited partner, to make a general assignment for the benefit of creditors, to hold any property other than partnership interests in the Operating Partnership or property incidental to carrying out its responsibilities as general partner, to institute any proceeding for bankruptcy, to be dissolved or liquidated, or to sell, transfer or otherwise dispose of all or substantially all of the assets of the Operating Partnership.

     Transferability of Interests. The Operating Partnership Agreement generally will provide that the Company may not withdraw from the Operating Partnership, or transfer or assign its interest in the Operating Partnership. The limited partners generally may transfer all or a portion of their interests in the Operating Partnership to a transferee. No transferee, however, will be admitted to the Operating Partnership as a substitute limited partner having the rights of a limited partner without the consent of the Company and provided that certain other conditions are met, including a written agreement that the transferee be bound by the terms and conditions of the Operating Partnership Agreement.

     Initial Capital Contributions. Upon formation of the Operating Partnership, the Company will transfer all of its assets to the Operating Partnership and the Operating Partnership will assume all of the liabilities of the Company in exchange for Units. For purposes of this exchange, each Unit will have an initial value equal to the fair market value of a share of Common Stock at the time of the formation of the Operating Partnership. The limited partners upon formation will contribute cash or property and receive the number of Units having a fair market value equal to the fair market value of the cash or property that they contribute.

     Additional Capital Contributions; Issuance of Additional
Partnership Interests. No limited partner will be required under the terms of the Operating Partnership Agreement to make additional capital contributions to the Operating Partnership. The Company will be obligated to make additional capital contributions to the Operating

Partnership (i) as described below in connection with the issuance of additional partnership interests to the Company and (ii) as specified below under "--Awards Under Stock Option Plan."

     The Operating Partnership Agreement will authorize the Company to issue from time to time on behalf of the Operating Partnership additional Units in the Operating Partnership to any person other than the Company for any such partnership purpose, for such capital contributions and other consideration and on such terms and with such designations, preferences and rights as the Company shall determine. Such additional interests in the Operating Partnership may not be issued to the Company except in connection with an issuance of capital stock by the Company with designations, preferences and rights similar to the additional partnership interests that are issued, and the Company must make a capital contribution to the Operating Partnership in an amount equal to the proceeds received by the Company in connection with the issuance of such stock. If additional Units are issued, the partnership interests of all existing partners of the Operating Partnership, including the Company, will be diluted proportionately.

     Except in connection with the redemption rights described below, the Company will not be allowed to issue additional capital stock except on a pro rata basis to all shareholders, unless the proceeds of the issuance are contributed to the Operating Partnership as an additional capital contribution.

     Redemption of Partnership Units. The Operating Partnership will be obligated to redeem each Unit at the request of the holder thereof after one year from the issuance of the Unit for cash equal to the fair market value of one share of Common Stock at the time of such redemption, provided that the Company may elect to acquire any such Unit presented for redemption for either one share of Common Stock or an amount of cash of the same value. The Company presently anticipates that it will elect to issue Common Stock in connection with each such redemption, rather than having the Operating Partnership pay cash. With each such redemption, the Company's percentage ownership interest in the Operating Partnership would increase.

     Indemnifications and Fiduciary Standards. The Operating Partnership Agreement will provide that the general partner and each person designated or delegated by the general partner will discharge its duties in a manner reasonably believed to be in the best interest of the Operating Partnership as an entity distinct from the individual interests of the partners, and, in general, in a manner consistent with the fiduciary duties of care and loyalty. The Operating Partnership Agreement also will provide that all such persons will be indemnified and held harmless by the Operating Partnership for any act performed for or on behalf of the Operating Partnership or in furtherance of the Operating Partnership's business, provided that such person acted in a manner he believed to be in or not opposed to the best interests of the Operating Partnership, and with respect to any criminal action, as to which such person had no reasonable cause to believe his conduct was unlawful. No indemnification will be made if such person is adjudged liable to the Operating Partnership unless a court shall determine that such person is nevertheless entitled to indemnity. The Operating Partnership Agreement also will provide that no such person will have personal liability to the Operating Partnership and its partners for monetary damages for breach of fiduciary duty except: (i) for a breach of a duty of loyalty, or (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

     Tax Matters Partner. The Operating Partnership Agreement will provide for the Company to be the tax matters partner of the Operating Partnership and, as such, to have authority to make tax elections under the Internal Revenue Code (the "Code") on behalf of the Operating Partnership.

     Operations. The Operating Partnership Agreement will require the Operating Partnership to be operated in a manner that will enable the Company to satisfy the requirements for being classified as REIT and to avoid any Federal income tax liability.

     Pursuant to the Operating Partnership Agreement, the Operating Partnership will assume and pay when due, or reimburse the Company for payment of, all expenses it might incur relating to the ownership and operation of, or for the benefit of, the Operating Partnership and all costs and expenses relating to the formation, continuity of existence and operations of the Company.

     Term. The term of the Operating Partnership will continue until December 31, 2094, or until sooner dissolved pursuant to the terms of the Operating Partnership Agreement.

     Awards Under Stock Option Plan. If options granted in connection with the Company's Stock Option and Incentive Plan are exercised at any time or from time to time, the Partnership Agreement will require the Company to contribute to the Operating Partnership as an additional capital contribution the exercise price received by the Company in connection with the issuance of Common Stock to such participant. Although the Company will contribute to the Operating Partnership an amount equal to the exercise price received by the Company, the Company will be considered to have contributed an amount equal to the fair market value of the Common Stock issued to the exercising participant for purposes of increasing the partnership interests of the Company (and diluting the interests of the limited partners) in connection with additional capital contributions of the Company.

     Other. The Operating Partnership Agreement will provide that all business activities of the Company must be conducted through the Operating Partnership or subsidiary partnerships or corporations.

     The Operating Partnership will be authorized to enter into transactions with partners or their affiliates, as long as the terms of such transactions are fair and reasonable, and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

     Except for certain conflicts of interest relating primarily to employees or directors of the Company or its affiliates, any limited partner of the Operating Partnership will be able to engage in other business activities outside the Operating Partnership, including business activities that directly compete with the Operating Partnership.

Federal Income Tax Considerations

     The Company is seeking shareholder approval to restructure as an UPREIT with all of the assets and activities of the Company being transferred to the Operating Partnership and with all of the liabilities of the Company being assumed by the Operating Partnership. In the event that the shareholders approve the restructuring and the Company does, in fact, restructure, the following is a discussion of the material Federal income tax considerations to the Company and its shareholders relative to the UPREIT structure. This discussion is not intended to represent a detailed description of the Federal income tax consequences applicable to a particular shareholder of the Company in view of a shareholder's particular circumstances, or to certain types of shareholders subject to special treatment under the Federal income tax laws (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States). The discussion in this section is based on current provisions of the Code, current and proposed Treasury Regulations, court decisions and other administrative rulings and interpretations, all of which are subject to change that may be retroactively applied. There can be no assurance that any such change, future Code provisions or other legal authorities will not alter significantly the tax considerations described herein.

     General. The Company has elected and has qualified to be taxed as a REIT since its formation. The Company intends to continue to be organized and to operate in such a manner so as to qualify for taxation as a REIT under the Code. No assurance can be given, however, that the Company will operate in a manner so as to remain qualified as a REIT.

     Taxability of the Restructuring into an UPREIT. The proposed restructuring of the Company into an UPREIT structure will be accomplished by a transfer of all of the assets of the Company, including the stock in the Management Company as discussed above, to the Operating Partnership and an assumption by the Operating Partnership of all of the liabilities of the Company. The contribution of assets and assumption of liabilities by the Company in exchange for partnership interests in the Operating Partnership should be a nontaxable transaction and the Company's historical tax basis in the assets contributed will carry over to the Operating Partnership. (See also "--Other Tax Considerations" below.)

     Federal Income Taxation of the Company. Since the Company qualifies for taxation as a REIT, it generally is not and will not be subject to Federal corporate income tax on that portion of its ordinary income or capital gain that is currently distributed to shareholders. The conversion to an UPREIT structure should not alter the Company's taxation as a REIT. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders, substantially eliminating the Federal "double taxation" on earnings (once at the corporate level when earned and once again at the shareholder level when distributed) that usually results from investments in a corporation. Nevertheless, the Company will be subject to Federal income tax, including tax (i) on its undistributed REIT taxable income, including undistributed net capital gains, (ii) on net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for the sale to customers in the ordinary course of business), (iii) on a percentage of its net income attributable to a failure to meet certain gross income requirements relative to the nature of that income, and (iv) on any built- in gain from assets acquired from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a carryover-basis transaction if the Company recognizes gain on the disposition of such assets during the ten-year period beginning on the date on which the asset was acquired by the Company.

     Requirements for Qualification -- Impact of Restructuring. To qualify as a REIT, the Company has elected to be taxed as a REIT and has heretofore met the requirements relating to the Company's organization, sources of income, nature of assets and distributions of income to shareholders.

     In the case of a REIT that is a partner in a partnership, such as the Operating Partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership will retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (including the Operating Partnership's share of the assets and liabilities and items of income with respect to any partnership in which it holds an interest) will be treated as assets, liabilities and items of income of the Company for purposes of applying the REIT qualification requirements.

     At the close of each quarter of its taxable year, the Company must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items and government securities. Second, no more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities.

     Currently, the Company receives significant fee income for management of and services rendered to third-party- owned properties. Prior to this proposed restructuring, a substantial portion of the activities and, therefore, the income and assets of these third-party services will have been contributed to a newly created corporation, the Management Company. Due to the restrictions discussed above relative to the Company's ownership of corporate securities, in order to avoid possible negative consequences on the Company's REIT qualification, the Company prior to the restructuring and the Operating Partnership after the restructuring will own 100% of the nonvoting stock and 5% of the voting stock of the Management Company. The remaining 95% of the voting stock will be owned by the officers of the Management Company with restrictions requiring that such stock be owned at all times by officers of the Management Company. Also by virtue of its ownership of Units in the Operating Partnership, the Company will be considered to own its pro rata share of such stock. The value of such pro rata share cannot exceed 5% of the value of the total assets of the Company. The Company and its senior management do not believe that the Company's pro rata share of the value of the securities of the Management Company, after the proposed restructuring is complete will exceed 5% of the total value of the Company's assets. The Company's belief is based in part upon its analysis of the estimated value of the securities of the Management Company to be owned by the Operating Partnership relative to the estimated value of the other assets to be owned by the Operating Partnership. No independent appraisals will be obtained to support this conclusion. There can be no assurance, however, that the IRS might not contend that the value of such securities of the Management Company held by the Company (through the Operating Partnership) exceeds the 5% value limitation.

     The 5% test must generally be met for any quarter in which the Company acquires securities of an issuer. Thus, this requirement must be satisfied not only on the date the Company acquires securities of the Management Company, but also each time the Company increases its ownership of its securities (including as a result of increasing its interest in the Operating Partnership as limited partners might exercise their redemption rights under the terms of the Operating Partnership Agreement. See "Proposed Partnership Agreement of the Operating Partnership --Redemption of Partnership Units"). Although the Company will continue to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Management Company.

     After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset value. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

     The Company intends to make timely distributions sufficient to satisfy the annual distribution requirements. In this regard, the Operating Partnership Agreement authorizes the Company, as general partner, to take such steps as may be necessary to cause the operating Partnership to distribute to its partners in amount sufficient to permit the Company to meet these distribution requirements.

     Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to shareholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, except that, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless the Company is entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. For example, if the Company fails to satisfy the gross income tests because non-qualifying income that the Company intentionally incurs exceeds the limit on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause.

     Other Tax Considerations

          Effect of Tax Status of Operating Partnership on REIT Qualification. All of the Company's investments will be through the Operating Partnership. The Operating Partnership will involve special tax considerations. Such considerations include (i) the allocations of income and expense items of the Operating Partnership, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership as a partnership (as opposed to an association taxable as a corporation) for income tax purposes, and (iii) the taking of actions by the Operating Partnership that could adversely affect the Company's qualifications as a REIT. It is expected that the Operating Partnership will be treated for Federal income tax purposes as a partnership (and not as an association taxable as a corporation). If, however, the Operating Partnership were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

          Tax Allocations with Respect to the Properties. When property is contributed to a partnership in exchange for an interest in the partnership such as the contribution by the Company of its assets upon formation of the Operating Partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution. Pursuant to section 704(c) of the Code, income, gain, loss and deduction attributable to such contributed property must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference").
Such allocations are solely for Federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Since the Operating Partnership will be formed by way of contributions of appreciated property, the Operating Partnership Agreement will require tax allocations to be made in a manner consistent with section 704(c) of the Code.

     The final and temporary Regulations under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for Book-Tax Differences for property contributed on or after December 21, 1993. Although certain tax elections are available that might eliminate distortions created in accounting for Book-Tax Difference by increasing the taxable income (but not the economic income) allocated to partners other than the Company, the Operating Partnership might not make such elections. This could cause a greater portion of the Company's distributions to be taxable to shareholders rather than treated as a return of capital and may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company's ability to comply with REIT distribution requirements.

          Management Companies. A portion of the amounts to be used to fund distributions to shareholders is expected to come from the Operating Partnership from distributions on stock of the Management Company held by the Operating Partnership. The Management Company will not qualify as a REIT, and the Management Company will pay Federal, state and local income taxes on its taxable income at normal corporate rates. Any Federal, state or local income taxes that the Management Company is required to pay will reduce the cash available for distribution by the Company to its shareholders.

     As described above, the value of the equity and debt securities of the Management Company held by the Company cannot exceed 5% of the value of the Company's assets at a time when a Unit holder in the Operating Partnership exercises his redemption right (or the Company otherwise is considered to acquire additional securities of the Management Company). See "Requirements for Qualification -- Impact of Restructuring". This limitation may restrict the ability of the Management Company to increase the size of its business unless the value of the assets of the Company is increasing at a commensurate rate.

                              PROPOSAL THREE:

                 AMENDMENT OF CERTIFICATE OF INCORPORATION


The Proposed Amendment

     The Board of Directors by unanimous vote has adopted resolutions approving and recommending that the shareholders adopt an amendment to
Article IV of the Company's Certificate of Incorporation to (i) authorize the issuance of 10 million shares of preferred stock, issuable in series the characteristics of which would be set by the Board of Directors, and (ii) to increase the total number of shares of Common Stock the Company is authorized to issue from 10 million to 100 million.

     The proposed amendment would delete the present Article IV in its entirety and replace said Article with the following:

                                ARTICLE IV

          (a) Shares and Par Value. The total number of shares of stock of all classes that the Corporation has authority to issue is 110,000,000 shares of capital stock (par value $.01 per share), amounting in aggregate par value to $1,100,000, of which 10,000,000 shares are classified as Preferred Stock (par value $.01 per share) and 100,000,000 shares are classified as Common Stock (par value $.01 per share).

          (b) Preferred Stock. Subject to the limitations prescribed by law and the provisions of this Article IV, the Board of Directors may classify and reclassify any unissued shares of Preferred Stock by setting or changing in any one or more respects, from time to time before issuance of such shares, the preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to dividends, qualifications or terms or conditions of redemption of such shares of Preferred Stock. The power of the Board of Directors to classify and reclassify any of the shares of Preferred Stock shall include, without limitation, authority to determine, fix, or alter one or more of the following:

               (i) The distinctive designation of such class or series and the number of shares to constitute such class or series; provided that, unless otherwise prohibited by the terms of such or any other class or series, the number of shares of any class or series may be decreased by the Board of Directors in connection with any classification or reclassification of unissued shares and the number of shares of such class or series may be increased by the Board of Directors in connection with any such classification or reclassification, and any shares of any class or series which have been redeemed, purchased, otherwise acquired or converted into shares of Common Stock or any other class or series shall become part of the authorized capital stock and be subject to classification and reclassification as provided in this sub-paragraph.

               (ii) Whether or not and, if so, the rates, amounts and times at which, and the conditions under which, dividends shall be payable on shares of such class or series, whether any such dividends shall rank senior, or junior to or on a parity with the dividends payable on any other class or series of stock, and the status of any such dividends as cumulative, cumulative to a limited extent or non-cumulative and as participating or non-participating.

               (iii) Whether or not shares of such class or series shall have voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights.

               (iv) Whether or not shares of such class or series shall have conversion or exchange privileges and, if so, the terms and conditions thereof, including provision for adjustment of the conversion or exchange rate in such events or at such times as the Board of Directions shall determine.

               (v) Whether or not shares of such class or series shall be subject to redemption and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates; and whether or not there shall be any sinking fund or purchase account in respect thereof, and if so, the terms thereof.

               (vi) The rights of the holders of shares of such class or series upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the assets of, the Corporation, which rights may vary depending upon whether such liquidation, dissolution or winding up is voluntary or involuntary and, if voluntary, may vary at different dates, and whether such rights shall rank senior or junior to or on a parity with such rights of any other class or series of stock.

               (vii) Whether or not there shall be any limitations applicable, while shares of such class or series are outstanding, upon the payment of dividends or making of distributions on, or the acquisition of, or the use of moneys for purchase or redemption of, any stock of the Corporation, or upon any other action of the Corporation, including action under this sub-paragraph, and, if so, the terms and conditions thereof.

               (viii) Any other preferences, rights, restrictions, including restrictions on transferability, and qualifications of shares of such class or series, not inconsistent with law and the Certificate of Incorporation.

Issuance of Preferred Stock

     Approval of the proposed amendment to the Company's Certificate of Incorporation would authorize the Company to issue 10 million shares of preferred stock, par value $.01 per share (the "Preferred Stock"). The powers, preferences and rights and qualifications, limitations and restrictions of the Preferred Stock would be determined by resolution of the Board of Directors. The Board of Directors would he authorized to issue Preferred Stock in series and vary the powers, preferences and rights, and the qualifications, limitations and restrictions thereof as between series. See "--The Proposed Amendment."

     The terms of the Preferred Stock cannot be stated or estimated at this time. At present the Board has not proposed to fix the characteristics of any series of Preferred Stock in anticipation of issuing shares of that series nor has it approved specific financing or acquisition plans involving the issuance of Preferred Stock. The Company has engaged Craigie Incorporated to place an issuance of Preferred Stock, but no agreement has been reached with any prospective purchaser regarding the terms thereof. The Company has identified potential acquisitions in the event Preferred Stock is issued; however, the Company has not entered into negotiations with the owners of such potential acquisition targets nor has it determined the form of consideration the Company might offer, e.g., Units or the cash proceeds of a Preferred Stock offering.

     The issuance of Preferred Stock could affect the rights of holders of the Common Stock. Dividends on Preferred Stock may be required to be paid prior to any dividends on Common Stock. Preferred stockholders may be given priority in the event of a liquidation, dissolution or winding up of the Company. In addition, Preferred Stock may also be convertible into shares of Common Stock at a conversion rate set by the Board of Directors. Such conversion could have a dilutive effect on the holders of Common Stock. The Company intends to issue the Preferred Stock in private offerings and does not intend to seek additional shareholder approval prior to its issuance.

     The Board of Directors recommends authorizing the Company to issue Preferred Stock. Such authority would provide the Company greater flexibility with respect to future financings and acquisitions and allow greater flexibility in carrying out general corporate purposes.

     Although Preferred Stock might be utilized to resist an attempted change of control of the Company, the Board of Directors does not intend to utilize it for this purpose. As a qualified real estate investment trust, the Company is subject to provisions of the Internal Revenue Code that limit concentration of ownership of its shares, and the Board believes that these provisions and provisions of the Articles of Incorporation of the Company, which authorize the Company to redeem and stop transfer of shares to preserve its qualification, make any attempt to change control unlikely.

Increasing the Number of Authorized Shares of Common Stock

     Approval of the proposed amendment to the Company's Certificate of Incorporation would increase the total number of shares of Common Stock that the Company is authorized to issue from 10 million to 100 million. The Board of Directors recommends such an increase to offer the Company greater flexibility in setting the conversion rate of the Preferred Stock. The amendment would also increase the number of Units (which would be redeemable for shares of Common Stock) that the Company could cause the Operating Partnership to issue, if the Company is restructured as an UPREIT. See "Reorganization as an UPREIT." In addition, an increase in the number of shares of Common Stock the Company is authorized to issue would allow the Company to consider such options as a secondary offering of Common Stock, a stock split or stock dividend and other forms of recapitalization. The Company is not considering any recapitalization presently but believes that such flexibility is in the Company's best interest.

                              PROPOSAL FOUR:

          AMENDMENT OF BYLAWS TO ELIMINATE THE RESTRICTION ON THE

                ISSUANCE OF REDEEMABLE EQUITY SECURITIES

     The Board of Directors by unanimous vote has adopted a resolution approving and recommending that the shareholders adopt an amendment to the bylaws to eliminate the restriction on the issuance of equity securities that are redeemable by the holder thereof. Section 3.12 presently includes the following restriction:

          The Company shall not: . . . (d) issue equity securities which are redeemable at the option of the holder thereof;

The proposed amendment would delete all of clause (d) from section 3.12.

     The proposed amendment is necessary to allow the Company to issue preferred stock with redemption rights. The Board of Directors believes that such flexibility in setting the rights of the Preferred Stock should increase the likelihood that the Company can raise funds through the issuance of Preferred Stock on attractive terms. See "Amendment of Certificate of Incorporation--Issuance of Preferred Stock." In addition, without eliminating the restriction on the issuance of redeemable equity securities, the Company might also be precluded from converting to an UPREIT because the interests in the Operating Partnership would be redeemable for shares of Common Stock. See "Reorganization as an UPREIT."

                              PROPOSAL FIVE:

             AMENDMENT OF BYLAWS TO ELIMINATE RESTRICTIONS ON

             INVESTMENTS, SECURITY ISSUANCES AND BORROWINGS

     The Board of Directors by unanimous vote has adopted resolutions approving and recommending that the shareholders amend the bylaws to eliminate Section 3.12, which imposes various restrictions on the Company's investments, security issuances and borrowings. Section 3.12 presently states:

          Section 3.12  Investment Policies and Restrictions.   It shall
     be the duty of the Board of Directors to ensure that the purchase, sale, retention and disposal of the Corporation's assets, and the investment policies of the Corporation and the limitations thereon or amendment thereto are at all times:

               (a) consistent with such policies, limitations and restrictions as are contained in this Section 3.12, or recited in the Registration Statement on Form S-11 (the "Registration Statement") filed with the Securities and Exchange Commission in connection with this Corporation's initial offering of common stock (the "Initial Offering"); and

               (b) in compliance with the restrictions applicable to real estate investment trusts pursuant to the Internal Revenue Code of 1986, as amended.

     The Corporation shall not:

               (a) invest in mortgage loans unless an appraisal is obtained concerning the underlying property;

               (b) invest more than 10% of the Company's total assets in unimproved real property or mortgage loans on unimproved real property;

               (c) invest in commodity or commodity future contracts other than interest rate futures used solely for hedging purposes;

               (d) issue equity securities which are redeemable at the option of the holders thereof;

               (e) issue debt securities unless the historical debt service coverage of the most recently completed fiscal year, as adjusted for known changes, is sufficient to service the higher level of debt (without regard to any applicable balloon principal payments);

               (f) issue options or warrants to purchase shares of the Company at an exercise price less than the fair market value of such shares or which are for more than 10% of the outstanding shares;

               (g) invest in real estate contracts for sale, unless such real estate contracts are recordable in the chain of title; or

               (h) act in any way that would disqualify the Company as a real estate investment trust under the provisions of the Code.

          The Corporation does not intend to invest in the securities of other issuers for the purposes of exercising control (other than with respect to wholly owned subsidiaries), to engage in the trading of or to underwrite securities for other issuers, to engage in the purchase and sale (or turnover) of investments other than as described in the Registration Statement, to offer securities in exchange for property unless deemed prudent by a majority of the Directors, to repurchase or otherwise reacquire shares of the Corporation except as may be necessary to maintain qualification as a real estate investment trust, to issue senior securities or to make loans to other persons.

          The Independent Directors shall review the investment policies of the Corporation at least annually to determine that the policies then being followed by the Corporation are in the best interests of its Stockholders. Each such determination and the basis therefore shall be set forth in the minutes of the Board of Directors.

          The Directors shall review the borrowings of the Corporation quarterly for reasonableness in relation to the Corporation's net assets. The Corporation shall not incur indebtedness if, after giving effect to the incurrence thereof, aggregate indebtedness, secured and unsecured, would exceed three hundred percent (300%) of the Corporation's net assets, on a consolidated basis, unless approved by a majority of the Directors, including a majority of the Independent Directors, and disclosed to the Stockholders in the next quarterly report of the Corporation, along with justification for such excess. For this purpose, the term "Net Assets" means the total assets (less intangibles) of the Corporation at cost, before deducting depreciation or other non-cash reserves, less total liabilities, as calculated at the end of each quarter on a basis consistently applied.

          The foregoing prohibitions and restrictions set forth in this
     Section 3.12 shall not be changed without the approval of the Stockholders of the Corporation.

The proposed amendment would delete all of Section 3.12.

     The Board believes that Section 3.12 of the bylaws, which restricts the Company's investments, security issuances and borrowings, could limit the Board from pursuing matters that are in the best interest of the Corporation. A review of recent security offerings of real estate investment trusts reveals that the boards of such companies are not restricted in the manner that the Company is restricted by
Section 3.12. The Board believes that the removal of these restrictions will provide the Company with greater flexibility in raising capital, which flexibility is needed as traditional sources of capital have become harder to obtain.

     Notwithstanding the Board's recommendation that the shareholders vote to eliminate Section 3.12 from the bylaws, the Board has no plans to invest, borrow or issue securities inconsistent with the current bylaw limitations except for the possible issuance of redeemable Preferred Stock and the possible formation of an UPREIT, involving issuance by the Operating Partnership of Units that would be redeemable for shares of Common Stock. See "Reorganization as an UPREIT" and "Amendment of Certificate of Incorporation--Issuance of Preferred Stock." The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to the Company's net assets would be 300% or less. Although the Board of Directors has no present intention to do so, if the stockholders approve the proposed amendment to the bylaws, this and other policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. A change in the Company's borrowing policies could cause the Company to become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to shareholders and could increase the risk of default on the Company's indebtedness. A change in other policies could also adversely affect the Company's financial condition, results from operation or the market price of the Common Stock.

                               PROPOSAL SIX:

        APPROVAL OF LARGE PURCHASERS OF PREFERRED STOCK OR UNITS

     Under the rules of the American Stock Exchange, shareholder approval is required before the Company can list shares issued in connection with an acquisition resulting in a person or group becoming a beneficial holder of 20% or more of the outstanding shares of Common Stock. Because the Preferred Stock may be convertible into shares of Common Stock, a large issuance of Preferred Stock in connection with an acquisition could require shareholder approval. In addition, were the Company to form an UPREIT, the Units would be redeemable for shares of Common Stock; therefore, the issuance to one person or group of a number of Units redeemable for 20% or more of the Common Stock in connection with an acquisition could also require shareholder approval. The American Stock Exchange has informed the Company that such shareholder approval requirement can be eliminated upon the approval of the Company's shareholders.

     The Board of Directors recommends that the shareholders vote FOR the proposal authorizing the issuance to a single person or group of Preferred Stock or Units redeemable for 20% or more of the Common Stock from time to time in connection with acquisitions without further shareholder approval. The Board believes that such flexibility will increase the likelihood that the Company can raise funds or acquire properties on attractive terms. Notwithstanding shareholder approval of such an issuance of Preferred Stock or Units, the Company's Certificate of Incorporation prohibits the issuance of capital stock causing a person or group to own directly or indirectly more than 9.8% of the outstanding shares of capital stock unless such person or group has provided the Board of Directors with evidence and assurances acceptable to the Board of Directors that the qualification of the Company as a real estate investment trust under the Code would not be jeopardized.

                    APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors of the Company, upon the recommendation of the Audit Committee, has appointed the accounting firm of Arthur Andersen & Co. to serve as independent auditors of the Company for the fiscal year ending December 31, 1995. Arthur Andersen & Co. has served as independent auditors of the Company since its commencement of operations and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member thereof has any financial interest, direct or indirect, in the Company or any of its subsidiaries in any capacity.

     Representatives of Arthur Andersen & Co. will be present at the Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                       STOCK PRICE PERFORMANCE GRAPH

     The following stock price performance graph compares the Company's performance to the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts ("NAREIT") for the last five years. The stock price performance graph assumes an investment of $100 in the Company and the two indexes on December 31, 1989 and further assumes the reinvestment of all dividends. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the New York Stock Exchange, the American Stock Exchange or Nasdaq National Market System. Stock price performance is not necessarily indicative of future results.

[stock price performance graph appears here, a description of which is set forth as an appendix hereto]

     The stock price performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.


                         PROPOSALS OF SHAREHOLDERS

     If the 1996 Annual Meeting is held on a date between May 30, 1996 and September 27, 1996, then any proposal by a shareholder for a matter to be presented at that meeting must be received for inclusion in the proxy statement and form of proxy at the Company's executive offices at 3710 One First Union Center, Charlotte, North Carolina, 28202 no later than January 26, 1996, in a form consistent with the regulations of the Securities and Exchange Commission governing the inclusion of such proposals in proxy statements and forms of proxy.

                                  GENERAL


     The Board of Directors knows of no other matter to be acted upon at the Meeting. However, if any other matter is lawfully brought before the Meeting, the shares covered by such proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy unless a contrary intent is specified by the shareholder.

     Your vote is important. If you cannot attend the Meeting, please take time to complete the enclosed proxy card and return it in the envelope provided.

                                   By order of the Board of Directors.



                                   Philip S. Payne,
                                   Executive Vice President and
                                   Chief Financial Officer
                                   Date: May 25, 1995

****************************************************************************
                                     APPENDIX

                         BODDIE-NOELL PROPERTIES, INC.
P R O X Y
         PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 29, 1995
    The undersigned hereby (a) acknowledges receipt of the Notice of Annual Shareholders Meeting of Boddie-Noell Properties, Inc. (the "Company") to be held on June 29, 1995, and the Proxy Statement in connection therewith; (b) appoints
D. Scott Wilkerson and Philip S. Payne, as Proxies (the "Proxies"), or either of them, each with the power to appoint a substitute, and (c) authorizes the Proxies to represent and vote, as designated below, all the shares of Common Stock of the Company, held of record by the undersigned on May 15, 1995, at such Annual Meeting and at any adjournment(s) thereof.
    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THESE PROPOSALS:
    1. ELECTION OF DIRECTORS

[ ] FOR all nominees                     [ ] WITHHOLD AUTHORITY to vote
  (except as indicated to the contrary       for all nominees
 below)

    NOMINEES: B. Mayo Boddie, Nicholas B. Boddie, James B. Powers, William H. Stanley and Richard A. Urquhart, Jr.
    INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.
    2. TO GRANT THE COMPANY'S BOARD OF DIRECTORS THE AUTHORITY TO REORGANIZE THE COMPANY through the transfer of all of its assets and liabilities to an umbrella partnership (an "UPREIT"), which the Company would initially own substantially all of the economic interests of and control as the sole general partner.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
    3. TO AMEND THE CERTIFICATE OF INCORPORATION to (i) authorize the issuance of 10 million shares of preferred stock, issuable in series the characteristics of which would be set by the Board of Directors, and (ii) increase the number of shares of Common Stock that the Company has authority to issue from 10 million to 100 million shares.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
    4. TO AMEND THE BYLAWS TO ELIMINATE THE RESTRICTION ON THE ISSUANCE OF REDEEMABLE EQUITY SECURITIES.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
    5. TO AMEND THE BYLAWS TO ELIMINATE SECTION 3.12 THEREOF, which imposes various restrictions on the Company's investments, security issuances and borrowings.
       [ ] FOR                   [ ] AGAINST                   [ ] ABSTAIN
                          (continued on reverse side)

          (continued from other side)
    6. TO APPROVE ISSUANCES OF PREFERRED STOCK
       OR UNITS in connection with acquisitions
       resulting in a person or group becoming
       the beneficial owner of twenty percent of
       the Company's Common Stock.
       [ ] FOR         [ ] AGAINST        [ ] ABSTAIN
    7. OTHER BUSINESS: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.
       FOR                           WITHHOLD AUTHORITY
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE PROPOSALS TO BE VOTED UPON AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS WHICH PROPERLY COMES BEFORE THE MEETING.
Dated                      , 1995
                                              Signature
                                              Please sign exactly as your name
                                              appears hereon. When signing on
                                              behalf of a corporation,
                                              partnership, estate, trust or in
                                              any other representative capacity,
                                              please sign your name and title.
                                              For joint accounts, each joint
                                              owner must sign.
PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE SO AS TO ENSURE A QUORUM AT THE MEETING. THIS IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.


*******************************************************************************
The Performance Graph appears where indicated. The plot points are listed below.

                 1989     1990     1991     1992      1993     1994
The Company      100      100      153      173       211      191
NAREIT           100       85      115      132       157      163
S&P 500          100       97      126      136       150      152